Exhibit 10.17

Sonus Networks, Inc.
4 Technology Park Drive
Westford, MA 01886

February 19, 2015

Mr. Raymond P. Dolan
By electronic delivery

Dear Ray:

I am pleased to provide you in this letter (the “Agreement”) with the AMENDED AND RESTATED terms and conditions of your continued employment by Sonus Networks, Inc. (the “Company”). The principal purpose of this Agreement is to consolidate all of the changes that have been made to your employment terms since you joined the Company.

1.Position.  The Company agrees to continue to employ you as its President and Chief Executive Officer, with the powers and duties consistent with such position.  You will report to the Board of Directors of the Company (the “Board”).  You will also remain a member of the Board, subject to re-election at the Company’s annual meetings of stockholders.

2.Commencement Date/Nature of Relationship.  Your employment commenced on October 11, 2010 (the “Commencement Date”).  Employment at the Company is “at will” and either you or the Company may terminate the employment relationship at any time and for any reason or no reason, subject to the provisions of Section 7 below.

3.Compensation.  During your employment with the Company, you will receive the following compensation:

(a)
Base Compensation.  Your base salary (“Base Salary”) will be at the annualized rate of $600,000, less applicable state and federal withholdings, paid twice monthly in accordance with the Company’s normal payroll practices.  The Company will review your Base Salary on an annual basis and such Base Salary may be adjusted at the discretion of the Compensation Committee of the Board (the “Compensation Committee”); provided that you may elect to terminate your employment for Good Reason (as defined below) if the Compensation Committee reduces your Base Salary without your consent.

(b)
Target Bonus.  You will be eligible to participate in the Senior Management Cash Incentive Plan (or its successor) during each year you are employed by the Company, with a target bonus of 100% of your then-current annual Base Salary (“Target Bonus”).  Specific objectives for your Target Bonus will be agreed upon with the Compensation Committee on or about January 1 with respect to an award for such year.  Your annual Target Bonus will be paid as soon as practicable following the Company’s public disclosure of its financial results for the applicable bonus year, but in no event later than April 15 of each such subsequent year.

(c)
Acquisition. In the event of an Acquisition (as hereinafter defined): 50% of all unvested options and restricted shares will vest immediately upon the date of Acquisition; with respect to performance shares, all performance criteria will be deemed to have been met and 50% of all unvested performance shares will vest immediately upon the date of Acquisition; and the remaining unvested options, restricted shares and performance shares will continue to time vest according to their terms.

4.Benefits.  During your employment with the Company, you will be entitled to the following benefits:

(a)
You will be entitled to four (4) weeks of vacation per year.  Unused vacation may be carried over each year during your employment or paid to you upon termination consistent with Company policy and limitations;

(b)
You will be entitled to participate as an employee of the Company in all benefit plans and fringe benefits and perquisites generally provided to employees of the Company in accordance with Company policy, currently including group health, life and dental insurance, 401(k) program and equity incentive plans.  The Company retains the right to change, add or cease any particular benefit for its employees; and

(c)
The Company will reimburse you for all reasonable travel, business development, meals, entertainment and other expenses incurred by you in connection with the performance of your duties and obligations on behalf of the Company.  You will comply with such limitations and reporting requirements with respect to expenses as may be established by the Company from time to time and will promptly provide all appropriate and requested documentation in connection with such expenses.

5.Confidentiality.  The Company considers the protection of its confidential information, proprietary materials and goodwill to be very important.  Therefore, as a condition of your employment, you and the Company became parties to a Noncompetition and Confidentiality Agreement as of the commencement of your employment, and such agreement remains in full force and effect.

6.Indemnity.  As an executive of the Company, the Company provided you with an Indemnity Agreement that you and the Company entered into as of the commencement of your employment, and such agreement remains in full force and effect.

7.Termination and Eligibility for Severance.  You will be eligible to receive the termination and severance benefits set forth in this Section 7 unless your employment is terminated by the Company for Cause (as defined below) or you resign from employment other than for Good Reason (as defined below).

(a)
In the event the Company terminates your employment for any reason other than Cause, your employment terminates due to your death or Disability (as defined below), or you terminate your employment for Good Reason, and subject to your execution of a comprehensive release as set forth in Section 7(b) below, you (or your estate or your successors and assigns, as the case may be) will be eligible to receive the following severance and related post-termination benefits:

i.
a lump sum payment equal to one and one half (1.5) times your then annual Base Salary payable at the time of termination, unless the termination follows an Acquisition, in which case you will receive two (2) times your then annual Base Salary;

ii.
one and one half (1.5) times your then Target Bonus payable in a lump sum at the time of termination, unless the termination follows an Acquisition, in which case you will receive two (2) times your then Target Bonus;

iii.
continuation of payment of the Company’s share of medical, dental and vision insurance premiums for you and your dependents for the eighteen (18) month period following the termination of your employment; provided, that if immediately prior to the termination of your employment you were required to contribute towards the cost of premiums as a condition of receiving such insurance, you may be required to continue contributing towards the cost of such premiums under the same terms and conditions as applied to you and your dependents immediately prior to the termination of your employment in order to receive such continued insurance coverage;

iv.	any allowable unreimbursed expenses, any accrued but unused vacation pay, and any earned but unpaid bonus amounts owing to you at the time of termination;

v.
any options that are unvested as of the termination date and that would vest during the twenty-four (24) months following your termination will accelerate and immediately vest and become exercisable upon termination, in accordance with the terms of the applicable stock option agreement; provided that if your termination under this Section 7(a) occurs in contemplation of, upon or after an Acquisition, then all unvested options at that time will fully accelerate and immediately vest on the termination date;

vi.
all options that are vested as of the termination date, including those options subject to accelerated vesting pursuant to Section 7(a)(v) above, will remain outstanding and exercisable for the shorter of five (5) years from your termination date or the original remaining life of such options;

vii.
any restricted shares that are unvested as of the termination date and that would vest during the twenty-four (24) months following your termination will accelerate and immediately vest upon termination and such shares will be freely marketable; provided that if your termination under this Section 7(a) occurs in contemplation of, upon or after an Acquisition, then all unvested restricted shares at that time will fully accelerate, immediately vest upon termination and be freely marketable; and

viii.
any performance shares that are unvested as of the termination date will be treated as follows: Any remaining performance criteria will be deemed to have been met, and all shares that would subsequently time vest during the twenty-four (24) months following your termination will accelerate and immediately vest upon termination and such shares will be freely marketable; provided that if your termination under this Section 7(a) occurs in contemplation of, upon or after an Acquisition, then all unvested performance shares at that time will fully accelerate, immediately vest upon termination and be freely marketable.

(b)
The Company’s provision of the benefits described in Section 7(a) above will be contingent upon your execution of a release of all claims in favor of the Company in a form to be provided by the Company (the “Release Agreement”), which Release Agreement must be delivered to the Company within twenty-one (21) days following the termination of your employment.  The lump sum payment described in Section 7(a) above will be made on the eighth (8th) day following the Company’s receipt of the executed Release Agreement and the expiration of any revocation period described in the Release Agreement.  The Company will have no further obligation to you in the event your employment with the Company terminates at any time, other than those obligations specifically set forth in this Section 7.

(c)
The Company may terminate your employment at any time with or without Cause by written notice to you specifying the date of termination.  You may terminate your employment with or without Good Reason by providing written notice to the Company at least thirty (30) days prior to the date of termination, specifying the basis for your claim of Good Reason.  If you seek to terminate your employment for Good Reason, the Company will have ten (10) days following its receipt of written notice of termination to cure the circumstance giving rise to Good Reason.  Upon a termination for Cause by the Company or upon a termination without Good Reason, you will be entitled to accrued but unpaid Base Salary and benefits through the date of termination only.

(d)	Definitions:

i.
An “Acquisition” as used in this Agreement will mean any of the following: (A) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company or its affiliates), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or you) representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities; (B) in the event that the individuals who as of the date hereof constitute the Board, and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the Board then still in office who either were members of the Board as of the date hereof or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; (C) the consummation of a merger or consolidation of the Company with or the sale of the Company to any other entity and, in connection with such merger, consolidation or sale, individuals who constitute the Board immediately prior to the time any agreement to effect such merger or consolidation is entered into fail for any reason to constitute at least a majority of the board of directors of the surviving/purchasing or acquiring entity following the consummation of such merger, consolidation or sale; (D) the stockholders of the Company approve a plan of complete liquidation of the Company; or (E) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets to an entity not controlled by the Company.

ii.
“Cause” as used in this Agreement means the occurrence of any of the following: (A) gross negligence or willful misconduct by you in the performance of your duties that is likely to have a material adverse effect on the Company or its reputation; (B) your indictment for, formal admission to (including a plea of guilty or non contendere to), or conviction of (1) a felony, (2) a crime of moral turpitude, dishonesty, breach of trust or unethical business conduct, or (3) any crime involving the Company; (C) your commission of an act of fraud or dishonesty in the performance of your duties; (D) repeated failure by you to perform your duties, which are reasonably and in good faith requested in writing by the Board of Directors of the Company; (E) material breach of this Agreement by you, which you do not cure within ten (10) days following receipt by you of written notice of such breach; or (F) material breach of any written agreement between you and the Company, including, without limitation, the Noncompetition and Confidentiality Agreement, that you fail to remedy within ten (10) days following written notice from the Company.

iii.
“Disability” means an illness (mental or physical) or accident, which results in you being unable to perform your duties as an employee of the Company for a period of one hundred eighty (180) days, whether or not consecutive, in any twelve (12) month period.

iv.
“Good Reason” means (A) a material breach of this Agreement by the Company, which breach is not cured by the Company within ten (10) days following receipt of written notice thereof from you; provided, however, that the Company may only utilize its cure right two (2) times hereunder; (B) the relocation of the Company’s headquarters such that the distance from your residence to the Company’s headquarters is increased by more than forty (40) miles compared to the distance to the Company’s current headquarters in Westford, Massachusetts; (C) a reduction in your then annual Base Salary without your approval; (D) the assignment to you of a lower position in the organization in terms of your title, responsibility, authority or status without your approval; or (E) your ceasing to be a member of the Board for any reason other than your death, Disability, termination for Cause hereunder, resignation as an employee or director, refusal to stand for re-election to the Board or the failure to be elected by the stockholders after being nominated and recommended by the Board.

(e)
Tax Implications of Termination Payments. Subject to this Section 7(e), any payments or benefits required to be provided under Section 7 will be provided only upon the date of a “separation from service” with the Company as defined under Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the guidance issued thereunder (“Section 409A”), which occurs or after the date of termination under this Section 7. The following rules will apply with respect to distribution of the payments and benefits, if any, to be provided to you under Section 7:

i.
It is intended that each installment of the payments and benefits provided under Section 7 will be treated as a separate “payment” for purposes of Section 409A.  Neither the Company nor you will have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

ii.
If, as of the date your “separation from service” with the Company, you are not a “specified employee” (each within the meaning of Section 409A), then each installment of the payments and benefits will be made on the dates and terms set forth in Section 7.

iii.	If, as of the date of your “separation from service” with the Company, you are a “specified employee” (each, for purposes of this Agreement, within the meaning of Section 409A), then:

A.
Each installment of the payments and benefits due under Section 7 that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the short-term deferral period (as defined for the purposes of Section 409A) will be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A; and

B.
Each installment of the payments and benefits due under Section 7 that is not paid within the short-term deferral period or otherwise cannot be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) and that would, absent this subsection, be paid within the six-month period following your “separation from service” with the Company will not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence will not apply to any installment of payments if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service).  Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the second taxable year  following the taxable year in which your separation from service occurs.

8.Section 409A of the Code.   This Agreement is intended to comply with the provisions of Section 409A and this Agreement will, to the extent practicable, be construed in accordance therewith.  Terms used in this Agreement will have the meanings given such terms under Section 409A if and to the extent required in order to comply with Section 409A.  Notwithstanding the foregoing, to the extent that this Agreement or any payment or benefit hereunder will be deemed not to comply with Section 409A, then neither the Company, the Board nor any of its or their respective designees or agents will be liable to you or any other person for any actions, decisions or determinations made in good faith.

9.No Mitigation.  The parties hereto agree that you will not be required to mitigate damages in respect of any termination benefit or payment due under this Agreement, nor will any such benefit or payment be offset by any future compensation or income received by you from any other source.

10.Provision of Benefits.  Should the continuation of any benefits to be provided to you following the termination of your employment hereunder be unavailable under the Company’s benefit plans for any reason, the Company will pay for you to receive such benefits under substantially similar plans from similar third party providers.

11.Other Agreements.  You represent and warrant to the Company that you are not bound by any agreement with a previous employer or other party which you would in any way violate by performing your duties as an employee of the Company.  You further represent and warrant that, in the performance of your duties with the Company, you will not utilize or disclose any confidential information in breach of an agreement with a previous employer or any other party.

12.Assignment.  This Agreement is personal in nature and neither of the parties hereto will, without the written consent of the other, assign or otherwise transfer this Agreement or its obligations, duties and rights under this Agreement; provided, however, that in the event of the merger, consolidation, transfer or sale of all or substantially all of the assets of the Company, this Agreement will, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor will discharge and perform all of the promises, covenants, duties and obligations of the Company hereunder.

13.General.

(a)
Entire Agreement; Modification. This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth otherwise herein.  This Agreement supersedes any and all prior agreements, written or oral, between you and the Company.  No modification of this Agreement will be valid unless made in writing and signed by the parties hereto.

(b)
Severable Provisions.  This provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions of this Agreement will nevertheless be binding and enforceable.  Notwithstanding the foregoing, if there are any conflicts between the terms of this Agreement and the terms of any Company equity incentive plan document referred to in this Agreement, then the terms of this Agreement will govern and control.  Except as modified hereby, this Agreement will remain unmodified and in full force and effect.

(c)	Governing Law. This Agreement will be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws provisions hereof.

(d)	Arbitration.

i.
Any controversy, dispute or claim arising out of or relating to this Agreement or the breach hereof which cannot be settled by mutual agreement will be finally settled by binding arbitration in Boston, Massachusetts, under the jurisdiction of the American Arbitration Association, before a single arbitrator appointed in accordance with the arbitration rules of the American Arbitration Association, modified only as herein expressly provided.  The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings.

ii.	The decision of the arbitrator on the points in dispute will be final, non-appealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof.

iii.	Except as otherwise provided in this Agreement, all the fees and expenses of the arbitrator will be borne by the Company, and each party will bear the fees and expenses of its own attorney.

iv.
The parties agree that this Section 13(d) has been included to rapidly and inexpensively resolve any disputes between them with respect to this Agreement, and that this Section 13(d) will be grounds for dismissal of any court action commenced by either party with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award or actions seeking an injunction or temporary restraining order.  In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Agreement to proceed, the parties hereto hereby waive any and all right to a trial by jury in or with respect to such litigation.

v.
The parties will keep confidential, and will not disclose to any person, except as may be required by law, the existence of any controversy hereunder, the referral of any such controversy to arbitration or the status or resolution thereof.

(e)
Notices.  All notices will be in writing and will be delivered personally (including by courier), sent by facsimile transmission (with appropriate documented receipt thereof), by overnight receipted courier service (such as UPS or Federal Express) or sent by certified, registered or express mail, postage prepaid, to the Company at the following address:  General Counsel, Sonus Networks, Inc., 4 Technology Park Drive, Westford, MA 01886, and to you at the address in your then-current employment records.  Any such notice will be deemed given when so delivered personally, or if sent by facsimile transmission, when transmitted, or, if by certified, registered or express mail, postage prepaid mailed, forty-eight (48) hours after the date of deposit in the mail.  Any party may, by notice given in accordance with this paragraph to the other party, designate another address or person for receipt of notices hereunder.

(f)
Counterparts.  This Agreement may be executed in more than one counterpart, each of which will be deemed to be an original, and all such counterparts together will constitute one and the same instrument.

(g)	Survival. All terms of this Agreement, which by their nature extend beyond its termination, will remain in effect until fulfilled and apply to the parties’ respective successors and assigns.

14.Acceptance. You may accept the amended and restated terms and conditions described herein by confirming your acceptance in writing.  Please send your countersignature to this Agreement to the Company, or via e-mail to Jeff Snider, which execution will evidence your agreement with the terms and conditions set forth herein.

Very truly yours,

/s/ John A. Schofield
John A. Schofield
Chairman, Compensation Committee

Accepted by:

/s/ Raymond P. Dolan	February 23, 2015
Raymond P. Dolan	Date